Exhibit 2

CEMEX, S.A.B. DE C.V.

NOTICE OF

EXTRAORDINARY GENERAL SHAREHOLDERS MEETING

The Board of Directors of CEMEX, S.A.B. de C.V. has resolved to call the Company’s Extraordinary General Shareholders Meeting to be held at the Luis Elizondo Auditorium, located at 540 Luis Elizondo, Colonia Altavista, in the city of Monterrey, México, at 1:00 P.M. on March 31, 2016, in accordance with the following:

AGENDA

I.	RESOLUTION ON A BOARD OF DIRECTORS’ PROPOSAL TO ISSUE CONVERTIBLE NOTES PURSUANT TO ARTICLE 210 BIS OF THE MEXICAN GENERAL LAW OF CREDIT INSTRUMENTS AND OPERATIONS (LEY GENERAL DE TÍTULOS Y OPERACIONES DE CRÉDITO) AS FOLLOWS:

(A)	FOR PLACEMENT AMONG GENERAL INVESTORS; AND

(B)	FOR AN EXCHANGE OFFER FOR THE CONVERTIBLE NOTES ISSUED BY THE COMPANY ON MARCH 2015 (DUE 2020) AND/OR, IF APPLICABLE, THEIR PLACEMENT AMONG GENERAL INVESTORS, USING THE PROCEEDS FOR THE PAYMENT AND CANCELLATION OF THE REFERENCED CURRENTLY OUTSTANDING CONVERTIBLE NOTES. THE CONVERTIBLE NOTES MAY BE ISSUED AS PER THE INDENTURE OF THE CONVERTIBLE NOTES ISSUED ON MAY 2015 (DUE 2020), WHICH SHALL BE AMENDED FOR THIS PURPOSE.

THE PROPOSAL INCLUDES THE AUTHORIZATION TO DISPOSE OF ALL OR PART OF THE SHARES CURRENTLY HELD IN THE COMPANY’S TREASURY THAT ENSURE THE CONVERSION RIGHTS OF THE NOTES ISSUED IN MARCH 2011 (DUE MARCH 2016) AND MARCH 2015 (DUE MARCH 2020), TO THE EXTENT THAT THESE ARE REDEEMED OR EXCHANGED, IN ORDER TO ALLOCATE THEM TO ENSURE THE CONVERSION OF THE NEW CONVERTIBLE NOTES, IN ACCORDANCE WITH ARTICLE 210 BIS OF THE MEXICAN GENERAL LAW OF CREDIT INSTRUMENTS AND OPERATIONS (LEY GENERAL DE TÍTULOS Y OPERACIONES DE CRÉDITO), WITHOUT THE NEED TO INCREASE THE CAPITAL STOCK OR ISSUE ADDITIONAL COMMON SHARES.

II.	APPOINTMENT OF DELEGATE OR DELEGATES TO FORMALIZE THE RESOLUTIONS ADOPTED AT THE MEETING.

In order to be admitted into the Meeting, shareholders must prove their status by submitting to the Company’s Secretariat, located at Avenida Ricardo Margáin Zozaya, No. 325, Colonia Valle del Campestre, San Pedro Garza García, Nuevo León, with a minimum of 48 (forty-eight) hours before the Meeting, the shares under their name or the corresponding deposit certificates issued by a credit institution in Mexico or by a market intermediary operating in accordance with the Mexican Securities Market Law. Additionally, in accordance with Article 14 of the Company’s By-Laws, the person to whom the documents evidencing the deposit were issued, must also be registered as a shareholder in the Registry maintained by the Company, and if applicable, in the Significant Participation Registry, and must also comply with the measures designed to prevent the acquisition of shares that would directly or indirectly confer control over the Company, pursuant to Articles 7 and 10 of the Company’s By-Laws. If the provisions of subsections II.- (A) and II.- (B) of the abovementioned Article 7 are not complied with, the Holder(s) will not be able to exercise the inherent rights of their shares, and will be excluded from the shareholders’

meeting quorum determination. The Company will not register such Holders in the Shareholders Registry referred to in the Mexican General Law of Commercial Companies (Ley General de Sociedades Mercantiles), and the registry made through the Institute for the Deposit of Securities (Institución para el Depósito de Valores), if applicable, will not take effect.

The certificates of deposit will be exchanged for admission cards, which shall mention the name of the shareholder and the number of shares he/she holds or represents. The shares held in deposit or the respective certificates will be returned upon the Meeting’s conclusion in exchange for the entrance certificates issued by the Company’s Secretariat. The abovementioned admission cards are required for access to the shareholders meeting.

Stock market intermediaries and other interested parties may collect the proxy forms to be used to attend the Meeting on behalf of shareholders, at the Company’s Secretariat, located at Avenida Ricardo Margáin Zozaya, No. 325, Colonia Valle del Campestre, San Pedro Garza García, Nuevo León.

All shareholders of Mexican nationality who have not exchanged their shares for Ordinary Participation Certificates (Certificados de Participación Ordinarios) (CEMEX.CPO), or who do not maintain their shares in an investment account with a financial or stock intermediary, and who are recorded in the Shareholders Registry maintained by the Company, will need to submit their Federal Registry of Taxpayers Certificate to attend the Meeting.

Monterrey, Nuevo León, as of January 28, 2016.

/s/ Ramiro Villarreal Morales

Lic. Ramiro Villarreal Morales.

Secretary of the Board of Directors